CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2026 with respect to the financial statements and financial highlights of Prospera Income ETF (the “Fund”), a series of Thrive Series Trust, for the period from September 29, 2025 through December 31, 2025 which is incorporated by reference in this Post-Effective Amendment No. 3 to the Registration Statement No. 333-287739 on Form N-1A (the “Registration Statement”). We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights,” “Fund Service Providers,” and “Independent Registered Public Accounting Firm.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
April 30, 2026